Exhibit 99.2

IMMEDIATE ACTION REQUIRED

August 15, 2007

R&T Account Number:

Dear Stockholder:

In September 2004, Inland Western Retail Real Estate Trust, Inc. instituted a ”book-entry” system for its stock records.  Under a book-entry system, paper stock certificates are not issued; thus, eliminating the need for safekeeping by you to protect against loss, theft or destruction of stock certificates. A book entry system also eliminates the requirement of delivering a stock certificate whenever you sell or transfer ownership of your shares.

Our records indicate that you were issued a paper certificate(s) of ownership.  In order to convert your certificated shares into book entry, please immediately remit your outstanding stock certificate(s) listed below:

Certificate Number	Date Issued	Shares Issued

What do I need to do?  Please return the above certificate(s) to Inland Western Retail Real Estate Trust, Inc. Attn: Investor Relations 2901 Butterfield Road Oak Brook, IL 60523 by September 30, 2007.  For your convenience, a postage-paid envelope is enclosed.  Do not sign the back of the certificate(s).

I don’t have certificates.  What should I do?  If you are unable to locate your paper certificate(s) listed above, are not in possession of such certificate(s) or do not recall receiving such certificate(s), please complete the enclosed Affidavit of Lost Share Certificate and return it in the provided envelope.  You may list more than one certificate number on the form.   The Affidavit does require the notarized signature of all owners listed on the investment.

Will converting my shares to book-entry impact my investment?  No.  Returning your certificate(s) does not impact your investment or your distributions.  You will continue to own the same number of shares.  Your ownership will simply be converted to this book-entry record keeping system.

I own more shares than are listed above.  Why does this not match? You own additional shares that are already held in book-entry form. Most shares purchased through the Distribution Reinvestment Plan (“DRP”) are already held in book-entry.  This letter references only your shares that are held in certificated form.

Upon receipt of your certificate(s) and/or properly completed Affidavit of Lost Share Certificate, your shares will be converted to book-entry and a confirmation will be mailed to you.  We appreciate your prompt attention to this important matter.  If you have any questions, please contact our Investor Relations team at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Brenda Gail Gujral

Chief Executive Officer

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  inland-western.com